Exhibit 10.5

Execution Version

TRADEMARK LICENSE AGREEMENT

dated as of

October 1, 2025

by and between

BIOCRYST PHARMACEUTICALS, INC.,
 as Licensor,

and

BIOCRYST IRELAND LIMITED,
as Licensee

i

SCHEDULES
Schedule A	Licensed Trademarks
Schedule B	Quality Specifications
Schedule C	Trademark Usage Guidelines

ii

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of October 1, 2025 (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Licensor”) and BioCryst Ireland Limited, a corporation organized under the laws of the Republic of Ireland (the “Licensee”) (each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Licensor, the Licensee and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy, have entered into that certain Stock Purchase Agreement, dated as of June 27, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement contemplates that Licensor and the Licensee will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein;

WHEREAS, as of and following the consummation of the transactions contemplated by the Transaction Agreement, each Party and its Affiliates will have rights to certain Intellectual Property related to the other Party’s business; and

WHEREAS, in connection with the Transaction Agreement, Licensor wishes to grant to the Licensee certain licenses and other rights to certain of such Intellectual Property, in each case, as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1         General.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement.  As used in this Agreement, the following terms have the meanings set forth below:

(a)          “Agreement” has the meaning set forth in the Preamble to this Agreement.

(b)         “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31; provided that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur thereafter of March 31, June 30, September 30, and December 31 of the year in which the Effective Date occurs, and (ii) the final Calendar Quarter of the Term shall end on the last day of the Term.

(c)          “Chosen Courts” has the meaning set forth in Section 8.3(c).

(d)        “Commercialization” means any and all activities directed to marketing, promotion, pricing, importing, labeling/livery, distribution, exporting, transporting, offering for sale and selling throughout, post-marketing surveillance, market research and medical affairs for, and importing into, the applicable country, but excluding Development and Manufacturing.  “Commercialize” and “Commercializing” have correlative meanings.

(e)       “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates that is or has been disclosed, made accessible or otherwise provided by or on behalf of such Party or any of Affiliates or its or their Representatives (the “Disclosing Party”) to the other Party (“Recipient”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise.  Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or any of its Representatives’ act or omission; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in Recipient’s or its Representatives’ possession, as established by written contemporaneous evidence, before Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Recipient or its Representatives, as established by contemporaneous written evidence, without use of or access to the Disclosing Party’s Confidential Information.

(f)         “Control” or “Controlled” means, with respect to any Intellectual Property, such Intellectual Property is both owned by the applicable Person and such Person has the ability to grant the licenses and other rights in, to and under such Intellectual Property on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without breaching any Contract entered into as of or prior to the Effective Date between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, or violating any applicable Law.

(g)       “Development” means any and all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and report writing, post-market activities (including pharmacovigilance, clinical studies commenced after receipt of Regulatory Approvals and post-marketing interactions with Regulatory Authorities), regulatory affairs, clinical trial regulatory activities and obtaining and maintaining Regulatory Approval.  “Developing” and “Develop” have correlative meanings.

(h)         “Disclosing Party” has the meaning set forth in Section 1.1(e).

(i)         “Distributor” means a Third Party that (i) purchases or has the option to purchase any Product in finished form from or at the direction of the Licensee or any of its Affiliates, (ii) has the right, option or obligation to distribute, market and sell such Product for use in the Field (with or without packaging rights) in one or more regions in the Territory and (iii) does not otherwise make any royalty, milestone, profit share or other similar payment to the Licensee or its Affiliates based on such Third Party’s sale of such Product.  For purposes of this Section 1.1(i), the term “packaging rights” shall mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form in individual ready-for-sale packs.

(j)          “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(k)          “Field” means routine prevention of recurrent attacks of hereditary angioedema (HAE) in humans.

(l)           “Indemnifiable Claim” has the meaning set forth in Section 5.3(a).

(m)         “Indemnifying Party” has the meaning set forth in Section 5.3.

(n)          “Indemnitee” has the meaning set forth in Section 5.2.

(o)          “IP Licence Agreement” shall mean the Amended and Restated IP Licence Agreement, entered into between the Parties on October 1, 2025.

(p)          “Licensed Trademarks” means the Product Marks and the Licensor Marks.

(q)          “Licensee” has the meaning set forth in the Preamble.

(r)          “Licensee Indemnitees” has the meaning set forth in Section 5.2.

(s)          “Licensor” has the meaning set forth in the Preamble.

(t)           “Licensor Indemnitees” has the meaning set forth in Section 5.1.

(u)        “Licensor Marks” means the Trademarks set forth on Schedule A-2, and any other corporate names and any trademarks that consist of or include any corporate name or corporate logo of the Licensor that are used with or related to the Products as of the Effective Date.

(v)         “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(w)         “Manufacture” means all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, including process development, testing method development, process qualification and validation, scale-up, preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.  “Manufactured” and “Manufacturing” have correlative meanings.

(x)          “Marketing Authorization” has the meaning set forth in the Global Brand and Support Agreement.

(y)          “Party” has the meaning set forth in the Preamble to this Agreement.

(z)          “Product Confidential Information” has the meaning set forth in Section 6.2.

(aa)      “Product Marks” means any and all Trademarks to the extent Controlled by the Licensor or its Affiliates as of the Effective Date and during the Term of this Agreement, that are necessary to Commercialize, Develop, or otherwise exploit, or are used on or to refer to, the Product for use in the Field in the Territory, including the Trademarks expressly set forth on Schedule A-1, but excluding any and all Licensor Marks and any other corporate names and any trademarks that consist of or include any corporate name or corporate logo of the Licensor.

(bb)       “Prosecuting Party” has the meaning set forth in Section 3.2(c).

(cc)       “Recipient” has the meaning set forth in Section 1.1(e).

(dd)      “Regulatory Approval” means a Marketing Authorization from a Regulatory Authority in a particular jurisdiction that grants the right to place a pharmaceutical product for sale on a market in such jurisdiction.

(ee)       “Sell-Off Period” has the meaning set forth in Section 7.3(b).

(ff)        “Sublicensee” has the meaning set forth in Section 2.2.

(gg)       “Term” has the meaning set forth in Section 7.1.

(hh)       “Termination Date” has the meaning set forth in Section 7.3(b).

(ii)        “Third Party” means any Person other than the Licensor, the Licensee and their respective Affiliates.

(jj)        “Third Party Claim” has the meaning set forth in Section 5.1.

(kk)      “Third Party Infringement” means (i) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation or other violation of any Licensed Trademarks in the Territory or (ii) any Third Party allegations of invalidity or unenforceability of any Licensed Trademarks in the Territory.

(ll)        “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

(mm)    “Transition Period” means, with respect to the Product and country in the Territory, the period commencing as of the Effective Date and ending on the date on which the Licensee obtains a Marketing Authorization (as such term is defined in the Global Brand and Support Agreement) for the Product in such country.

ARTICLE II
 GRANTS OF RIGHTS

Section 2.1        Licenses to the Licensee.  Subject to the terms and conditions of this Agreement and the other Transaction Documents, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts:
(i)          an exclusive (including with respect to the Licensor and its Affiliates, except as set forth in Section 2.3), sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 8.8), royalty-free, fully paid-up license to the Product Marks, solely to the extent reasonably necessary or useful to sell or offer for sale within the Territory, or import into the Territory, or otherwise Commercialize within the Territory the Products solely for use in the Field in the Territory;

(ii)      a non-exclusive sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 8.8), royalty-free, fully paid-up license to the Product Marks, solely to the extent reasonably necessary or useful to (1) Manufacture the Products solely for use in the Field in the Territory, solely to the extent expressly permitted under, and subject to the terms and conditions of, the Global Brand and Support Agreement and the Supply Agreement and (2) Develop the Products solely for use in the Field in the Territory, solely to the extent expressly permitted under, and subject to the terms and conditions of, the Global Brand and Support Agreement; and

(iii)     during the Transition Period, a non-exclusive sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 8.8), royalty-free, fully paid-up license to the Licensor Marks, solely to the extent reasonably necessary or useful to (i) Commercialize the Products in the Territory, (ii) Develop the Products solely for use in the Field in the Territory, and (iii) Manufacture the Products solely for use in the Field in the Territory, solely to the extent expressly permitted under, and subject to the terms and conditions of, the Global Brand and Support Agreement and the Supply Agreement.

Section 2.2         Sublicenses.  The Licensee may not sublicense the licenses and rights granted to the Licensee under Section 2.1, without the prior written consent of the Licensor, other than (i) through multiple tiers only to its Affiliates (for clarity, only for so long as such sublicensee is an Affiliate of the Licensee); (ii) through a single tier only to Distributors to the extent solely for such Distributors to distribute, market and sell the Products on behalf of the Licensee or its Affiliates in the ordinary course of business; and (iii) any Third Party acting as a service provider on behalf of the Licensee or its Affiliate, solely for the purposes of exercising the Licensee’s rights with respect to Development, Manufacturing, or obtaining Marketing Authorization of the Product in the Field in the Territory (but not for such Third Party’s independent use) (each such Person described in the foregoing (i), (ii) and (iii), a “Sublicensee”); provided that nothing in this Agreement shall prevent the Licensee from replacing Swixx Biopharma AG with a Third Party.  Each sublicense granted under the Licensed Trademarks shall be granted pursuant to an agreement (which shall be in writing for Sublicensees that are Third Parties) which does not conflict with the terms and conditions of this Agreement.  For clarity, granting a sublicense shall not relieve the Licensee of any obligations hereunder and the Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to the Licensee.  The Licensee shall provide the Licensor with a true and complete copy of each agreement (and each amendment thereto) granting a sublicense to a Third Party hereunder no later than thirty (30) days after each such agreement (or amendment thereto) has been executed; provided that the Licensee may redact confidential portions of each such agreement (or amendment thereto) to the extent such portions do not relate to the Licensed Trademarks or the terms and conditions of this Agreement.  At the request of the Licensor, the Licensee shall provide the Licensor with a list of its Affiliates that are Sublicensees.

Section 2.3          Reservation of Rights.  Except as expressly provided in this Agreement or any other Transaction Document, the Licensor reserves its and its Affiliates’ rights not expressly licensed or otherwise granted hereunder and the Parties expressly acknowledge and agree that the license granted in favor of the Licensee in Section 2.1 shall not be construed as limiting (a) the Licensor’s and its Affiliates’ right to Develop or Manufacture the Products throughout the Territory, (b) the Licensor’s and its Affiliates’ right to Develop, Manufacture and Commercialize the Products for use outside of the Field within the Territory or for any and all uses (inside or outside the Field) outside of the Territory or (c) any of the Licensor’s other rights in respect of the Products (including its rights under the Licensed Patents) outside of the Field or outside of the Territory.  Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon the Licensee, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ other Intellectual Property.

Section 2.4        Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement, including Section 2.1, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code).

 ARTICLE III
 OWNERSHIP, MAINTENANCE AND ENFORCEMENT

Section 3.1           Ownership.

(a)         As between the Parties and their respective Affiliates, the Licensee acknowledges and agrees that the Licensor and its Affiliates own the Licensed Trademarks and neither the Licensee nor its Affiliates or its Sublicensees, will acquire any ownership rights in the Licensed Trademarks.  To the extent that the Licensee, its Affiliates or its Sublicensees (as applicable) is assigned or otherwise obtains ownership of any right, title or interest in or to any Intellectual Property in contravention of this Section 3.1, the Licensee hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the Licensor (or to such Affiliate or Third Party designated by the Licensor in writing) all such right, title and interest.  The Licensee further acknowledges that as between the Licensor and the Licensee, the Licensed Trademark, and all trade dress and copyrights associated therewith, are owned exclusively by the Licensor in all countries, in all classes and for all goods and services.  The Licensee shall provide, at the Licensor’s cost, and execute, all documents reasonably necessary to effectuate and record each such assignment to the Licensor.

(b)        The Licensee recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that all rights therein belong exclusively to the Licensor and further acknowledges that the Licensed Trademarks have acquired secondary meaning in the mind of the public.

Section 3.2           Maintenance of Registrations of Licensed Trademarks.

(a)         As between the Parties, the Licensor shall have the sole and exclusive right (but not the obligation), at its sole cost and expense, to prepare, file, and maintain the existing registrations of the Licensor Marks, and prosecute to registration any pending applications therefor, in each case, in the Territory.  With respect to the Product Marks, Licensor shall have the first right (but not the obligation), to prepare, file, and maintain the existing registrations of the Product Marks, and prosecute to registration any pending applications therefor, in each case, in the Territory.  The Licensee shall reimburse the Licensor for fifty percent (50%) of all reasonable costs and expenses incurred by or on behalf of the Licensor or any of its Affiliates after the Effective Date in connection with such activities for the Product Marks.

(b)        In the event that the Licensor elects to abandon or cease maintenance of any Product Mark in any country in the Territory, then, to the extent reasonably practicable, the Licensor will provide the Licensee with written notice of such determination at least thirty (30) days before the due date for taking action to avoid abandonment (or other loss of rights) (whether such due date is a filing or payment due date, or any other similar due date) and the Licensee will then have the right (but not the obligation) to continue to maintain such Product Mark in such country at its sole cost and expense on the Licensor’s behalf.  Notwithstanding the foregoing, in the event that Licensor reasonably believes, in good faith, that continuing to prosecute or maintain, as applicable, any such Product Mark would detrimentally affect, in any material respect, other Trademarks that relate to any Product or activities with respect to any Product, then the Licensor shall notify the Licensee and the Parties shall meet to discuss such concerns in good faith for a period of five (5) Business Days after Licensor’s notice.  Following expiration of such five (5)-Business Day period, if Licensor, after reasonably taking into account Licensee’s comments, guidance and preferences, still reasonably believes in good faith that continuing to prosecute or maintain the applicable Trademark would detrimentally affect, in any material respect, other Trademarks that relate to any Product or activities with respect to any Product, the Licensor shall have the right to notify the Licensee that it will not be permitted to continue to prosecute or maintain the applicable Trademark.

(c)         To the extent reasonably practicable, (i) the Licensor or the Licensee (in its capacity as the Party preparing, filing, prosecuting or maintaining, as applicable, one of more of the Product Marks in accordance with Section 3.2(c), as applicable, the “Prosecuting Party”) shall provide the other Party with a copy of material communications from any trademark authority in the Territory regarding the Licensed Trademarks that it is prosecuting and maintaining and shall provide drafts of any material filings or material responses to be made to such trademark authorities a reasonable amount of time in advance of submitting such filings or responses so that such other Party may have an opportunity to review and comment thereon and (ii) the Prosecuting Party shall confer with the other Party and take into consideration such other Party’s comments prior to submitting such filings and correspondence; provided that such other Party promptly provides such comments and in case of a disagreement between the Parties with respect to the preparing, filing, prosecuting or maintaining of such Licensed Trademark, the final decision shall be made by the Prosecuting Party.

(d)        Upon the reasonable request of the Prosecuting Party, the other Party shall reasonably cooperate with and provide assistance to the Prosecuting Party in connection with preparing, filing, prosecuting or maintaining any Licensed Trademarks (including by providing information, obtaining signatures and authorizations and taking such other actions as may be required by applicable Law or any policy, advice or guideline of any trademark office).

Section 3.3           Enforcement and Defense.

(a)         Each Party will promptly notify the other in writing in the event of any actual, potential or suspected Third Party Infringement in the Territory.  As between the Parties, the Licensor shall have the exclusive right (but not the obligation), at its own cost and expense, to control any enforcement or defense against any Third Party Infringement (including by bringing an Action, monitoring and policing any parallel supplier use of the Licensed Trademarks, or entering into settlement discussions).

(b)        To the extent reasonably practicable prior to commencing any Action in accordance with this Section 3.3(a), Licensor shall consult with the Licensee and reasonably consider the Licensee’s recommendations with respect to the applicable Action; provided that the Licensee promptly provides such recommendations and in case of a disagreement between the Parties with respect to any such Third Party Infringement, the final decision shall be made by the Licensor.

(c)         The Licensor shall give the Licensee timely notice of any proposed settlement of any Action regarding a Third Party Infringement under this Section 3.3 and shall not, without the prior written consent of the Licensee, enter into any settlement that would give rise to any liabilities, losses, damages, penalties, fines, judgments, settlements, interest, costs or expenses (including reasonable attorneys’ fees and expenses) for which the Licensee or any of its Affiliates is responsible.

(d)        If, in connection with enforcing any Licensed Trademark against any Third Party Infringement in accordance with this Section 3.3, the Licensor brings or defends (as applicable) an Action or enters into settlement discussions with respect thereto, the Licensee shall, at the Licensor’s cost and expense, reasonably cooperate with and provide assistance in connection therewith at the Licensor’s reasonable request.  The Licensee will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any Third Party Infringement Action.

(e)         Any and all amounts recovered by the Licensor in any Action regarding a Third Party Infringement or settlement with respect thereto shall be allocated as follows (subject to applicable Law):

(i)          first, to reimburse each Party for all out-of-pocket costs of the Action incurred by the Parties, including attorneys’ fees and disbursements, court costs and other litigation expenses and, to the extent that such recovery is insufficient to fully reimburse each Party, each Party will be reimbursed pro rata in accordance with such out-of-pocket costs; and

(ii)         second, the balance shall be shared between the Parties equally.

ARTICLE IV
 QUALITY CONTROL

Section 4.1          Quality Control.  The Licensee acknowledges and is familiar with the high standards, quality, style and image of the Licensed Trademarks, and the Licensee shall use the Licensed Trademarks in a manner consistent with these standards, quality, style and image in accordance with the quality specifications as provided in writing to the Licensee (as attached in Schedule B) and the trademark usage guidelines applicable for the Licensed Trademarks in the Territory (an excerpt of which is attached hereto as Schedule C), as may be modified in writing by Licensor (upon giving Licensee reasonable prior written notice) during the Term.  In addition to the foregoing, in exercising its rights under this Agreement, the Licensee shall comply with all applicable Laws.

Section 4.2          Use of the Product Marks.  The Licensee acknowledges that us of the Licensed Trademarks shall be in accordance with the terms set forth in Article V of the Support Agreement.

Section 4.3           Restrictions.  The Licensee shall not, and shall ensure its Affiliates and Sublicensees do not:

(a)         adopt, use or seek to register any corporate name, trade name, fictitious business name, trademark, service mark, domain name, collective mark, collective membership mark, service mark or certification mark, or other designation confusingly similar to, or containing in whole or in part, any of the Licensed Trademarks or the respective trade dress used by the Licensor;

(b)          attack the validity of any Licensed Trademarks at any time;

(c)          grant any lien, security interest, mortgage or otherwise encumber the Licensed Trademarks or its rights thereunder;

(d)         take, omit to take, or permit any action which will or may dilute the Licensed Trademark, or which will or may invalidate or jeopardize any registration of the Licensed Trademark; and

(e)         apply for, or obtain, or assist any Person in applying for or obtaining any registration of the Licensed Trademark, or any trademark, service mark, trade name, or other indicia confusingly similar to the Licensed Trademark in any country.

ARTICLE V
 INDEMNIFICATION; LIABILITY

Section 5.1         Indemnification by Licensee. The Licensee shall indemnify, defend and hold harmless the Licensor and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Licensor Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Licensor Indemnitees in connection with any Action brought by a Third Party (“Third Party Claim”) to the extent arising out of, relating to or resulting from any (a) gross negligence or willful misconduct by the Licensee or any of its Affiliates, or its or their Sublicensees, agents or subcontractors in the performance of this Agreement, (b) breach by the Licensee of this Agreement, or (c) exercise by the Licensee or its Affiliates or Sublicensees of the licenses and rights granted to it hereunder, including Commercialization of the Products in the Territory by or on behalf of the Licensee or any of its Affiliates; provided, however, that in each case, the Licensee shall not have any obligations under this Section 5.1 to the extent such Losses arise from any Third Party Claims covered under Section 5.2, or any other indemnification obligations under the Transaction Documents.

Section 5.2         Indemnification by Licensor.  The Licensor shall indemnify, defend and hold harmless the Licensee and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Licensee Indemnitees”, and together with the Licensor Indemnitees, the “Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Licensee Indemnified Parties in connection with any Third Party Claim to the extent arising out of, relating to or resulting from (i) any gross negligence or willful misconduct by Licensor, any of its Affiliates, or its or their licensees, sublicensees, agents or subcontractors in the performance of this Agreement or (ii) breach by the Licensor of this Agreement; provided, however, that in each case, the Licensor shall not have any obligations under this Section 5.2 to the extent such Losses arise from any Third Party Claims covered under Section 5.1, or any other indemnification obligations under the Transaction Documents.

Section 5.3           Indemnification Procedures.

(a)         If any of the Indemnitees receives notice or otherwise learns of a Third Party Claim with respect to which a Party may be obligated to provide indemnification pursuant to Section 5.1 (such Party, the “Indemnifying Party”, any such Third Party Claim, an “Indemnifiable Claim”), such Indemnitee shall give the Indemnifying Party notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim.  Each such notice shall describe the Indemnifiable Claim in reasonable detail and provide the Indemnifying Party with all relevant documentation in connection with the Indemnifiable Claim.  Notwithstanding the foregoing, the failure of any of the Indemnitees to give timely notice as provided in this Section 5.3(a) shall not relieve the Indemnifying Party of its obligations under Article VII and Appendix I of the IP License Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

(b)        The Indemnifying Party may elect (but shall not be required) to defend any Indemnifiable Claim, at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel.  Within thirty (30) days of receipt of notice from an Indemnitee in accordance with Section 5.3(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Indemnifying Party shall notify such Indemnitee whether the Indemnifying Party is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense.  If the Indemnifying Party elects to defend any such Indemnifiable Claim, it shall notify such Indemnitee of its intention to do so, and such Indemnitee shall, at the Indemnifying Party’s expense (for such Indemnitee’s reasonable out-of-pocket costs), cooperate with the Indemnifying Party and its counsel in the defense of such Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such Indemnifiable Claim without such Indemnitee’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Indemnitee in full in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party.  Notwithstanding an election of the Indemnifying Party to assume the defense of such Indemnifiable Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Indemnifying Party’s cost and expense; provided that the Indemnifying Party and its counsel cooperate with such Indemnitee and its counsel in connection therewith.

(c)         If the Indemnifying Party elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Indemnitee’s provision of notice), or fails to notify such Indemnifying Party of its election as provided in Section 5.3(b), such Indemnitee may defend such Indemnifiable Claim at the cost and expense of the Indemnifying Party.  Any legal fees and expenses reasonably incurred by such Indemnitee in connection with defending such Indemnifiable Claim shall be paid by the Indemnifying Party.

(d)         Unless the Indemnifying Party has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Indemnifiable Claim without the Indemnifying Party’s consent (not to be unreasonably withheld, conditioned or delayed).  Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 8.3.

(e)        The Licensee shall have the right to set-off from any royalty amounts payable by the Licensee or its Affiliates to the Licensor pursuant to Article III and Appendix I of the IP Licence Agreement, any Losses determined, by final, non-appealable adjudication, to be owed by the Licensor to a Licensee Indemnitee pursuant to such Licensee Indemnitee’s right to indemnification set forth in Section 6.2, to the extent that the Licensor has not paid such Losses within ninety (90) days of such determination.

Section 5.4          Disclaimer of Representations and Warranties.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENTS, THE PARTIES DISCLAIM AND WAIVE ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT OR OTHER VIOLATION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH PARTY ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE FOREGOING, THE LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE LICENSED TRADEMARK, AND THE LICENSEE ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

Section 5.5         Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND WITHOUT LIMITING THE RIGHTS OF EITHER PARTY UNDER THE TRANSACTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.1 AND SECTION 6.2 OR A PARTY’S BREACH OF ARTICLE VI, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VI
 CONFIDENTIALITY

Section 6.1          Confidentiality.  The Recipient agrees that any Confidential Information of the Disclosing Party shall be kept strictly confidential by the Recipient except that the Recipient may disclose the Confidential Information of the Disclosing Party to any Affiliate or Third Party service providers to the extent necessary to enable the Recipient to perform its obligations or exercise its rights under this Agreement; provided that the Recipient shall (a) ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality and non-use no less protective of the Disclosing Party than those contained herein, (b) provide the Disclosing Party with prompt written notice upon obtaining any knowledge, information or notice of any actual or potential breach of such obligations by any such Affiliates or Third Parties and (c) remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such obligations.  The Recipient further agrees (a) not to use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement and (b) to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

Section 6.2         Product Confidential Information.  Notwithstanding anything to the contrary herein, all Confidential Information to the extent related to the Products (“Product Confidential Information”) shall be deemed the Confidential Information of the Licensor; provided that if such Product Confidential Information is exclusively related to the use of a Product in the Field in the Territory, such Product Confidential Information shall be the Confidential Information of both the Licensor and the Licensee; provided, further, that, upon any termination of this Agreement, no Product Confidential Information shall be deemed to be Confidential Information of the Licensee.

Section 6.3          Terms of Agreement.  Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise expressly permitted under this Agreement.

Section 6.4          Government Order.  If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Recipient, then the Recipient shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to, and use diligent and commercially reasonable efforts and reasonably cooperate with the Disclosing Party to, obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnish that Confidential Information that it is advised by legal counsel that it is legally required to furnish.

Section 6.5          Financial Partners.  The Recipient may disclose the Disclosing Party’s Confidential Information to existing or potential investors, lenders and other sources of funding, acquirors and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customary in the applicable circumstances, it is reasonably necessary for such Persons to know such information for such purpose, and such Persons are bound by customary obligations of confidentiality and non-use prior to any such disclosure.

ARTICLE VII
TERM

Section 7.1          Term.  Unless this Agreement is earlier terminated in accordance with Section 7.2, the terms of the licenses and other grants of rights (and related obligations) under this Agreement (the “Term”) shall remain in effect, on a country by country basis with respect to the Licensed Trademarks, on a Trademark-by-Trademark basis, until expiration, invalidation or abandonment of such Trademark.

Section 7.2           Termination.

(a)         Termination for Breach.  Either Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party breaches its obligations under the Transaction Documents in any material respect, including the Licensee’s obligations under Article V and, after receiving written notice from the non-breaching Party identifying such material breach by the breaching Party, the breaching Party fails to cure such material breach within thirty (30) days from the date of such notice.

(b)         Termination of the IP Licence Agreement.  This Agreement shall automatically terminate upon termination of the IP Licence Agreement, in accordance with Section 9.2 of such IP Licence Agreement.

Section 7.3           Consequences of Termination or Expiration.

(a)         Expiration or termination of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

(b)        Upon the termination of this Agreement, the licenses and other grants of rights (and related obligations), together with all sublicenses granted, under this Agreement immediately terminate and the Licensee, its Affiliates and any and all Sublicensees shall immediately cease use of the Licensed Trademarks.  Notwithstanding the foregoing, the Licensee may continue to Commercialize Products bearing the Product Marks that were Manufactured or part of the Licensee’s existing inventory prior to the date of any termination of the Agreement (the “Termination Date”) for a period of eighteen (18) months (the “Sell-Off Period”), including completing and distributing any orders for any Products placed by its customers prior to the Termination Date.  For clarity, the foregoing shall not be construed to limit the Licensee’s obligations under Article III and Appendix I of the IP Licence Agreement.

(c)         Upon the expiration or termination of this Agreement, the Recipient shall, and shall instruct any Affiliate or Third Party service provider who is in possession of Confidential Information to return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party), and, if requested in writing by the Disclosing Party, certify in writing that any destruction requested by the Disclosing Party has taken place.  Notwithstanding the foregoing, the Recipient may retain a copy of the Confidential Information to the extent required by applicable Law and may also retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures; provided that the Recipient shall maintain the confidentiality of each of the foregoing.

Section 7.4        Survival.  Notwithstanding anything to the contrary herein, the following provisions shall survive the expiration of this Agreement: Article I, Section 3.1, Article V, Article V, Section 7.3, this Section 7.4 and Article VIII.

ARTICLE VIII
 MISCELLANEOUS

Section 8.1        Order of Precedence.  Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, the terms and conditions of the Transaction Agreement shall prevail.

Section 8.2          Relationship of Parties.  This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates.  Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

Section 8.3           Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         In the event that any dispute in relation to this Agreement cannot be resolved by senior executives of the Parties (or their respective designees with the power and authority to resolve such dispute) within fifteen (15) days of the date on which such dispute was submitted to them, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 8.3.

(b)        This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(c)         With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a Party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7.  Nothing in this Section 8.3(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3(d).

Section 8.4          Entire Agreement.  This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 8.5         No Third Party Beneficiaries.  This Agreement, together with the Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 8.6         Expenses.  Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 8.7         Notices.  All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email.  All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 8.7:

If to the Licensor:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703
Attention:	Alane Barnes, Chief Legal Officer
Email:	abarnes@biocryst.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Stephen F. Arcano; Ann Beth Stebbins
Email:	stephen.arcano@skadden.com; annBeth.stebbins@skadden.com

 If to the Licensee:

BioCryst Ireland Limited
c/o Neopharmed Gentili S.p.A.
Via S. Giuseppe Cottolengo, 15, 20143 Milano MI, Italy
Attention:	Bruno Sacchi; Matteo Meazzini
Email:	B.Sacchi@neogen.it; M.Meazzini@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Diaz 2
20123 Milan, Italy
Attention:	Michael Immordino; Leonardo Graffi
Email:	Michael.Immordino@whitecase.com; Leonardo.Graffi@whitecase.com

Section 8.8          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by the Licensee without the prior written consent of the Licensor; provided, however, that the Licensee may, without the Licensor’s consent, assign or transfer this Agreement to (a) an Affiliate, or (b) in whole to its successor in interest in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition or similar transaction or series of related transactions; provided that in a merger a successor in interest assumes the obligations of the Licensee hereunder.  Any purported assignment without such consent shall be null and void ab initio.  The Licensor may assign any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the Licensee’s consent.  This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

Section 8.9          Amendments and Waivers.

(a)         Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Licensor and the Licensee, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)        No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

Section 8.10        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 8.11        Counterparts.  This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.12        Affiliates.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

Section 8.13       No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 8.14         Construction.

(a)         The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
Name:	Jon P. Stonehouse
Title:	Chief Executive Officer

BIOCRYST IRELAND LIMITED

By:	/s/ Kevin Greaney
Name:	Kevin Greaney
Title:	Director of European Legal